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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders of
USN Communications, Inc.
Chicago, Illinois


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-41235 of USN Communications, Inc. of our report dated March 14, 1997 (September 4, 1997 as to Note 22), which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP

December 15, 1997
Chicago, Illinois